Exhibit 23.1

KPMG LLP Suite 4000 1735 Market Street Philadelphia, PA 19103-7501

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-292090 and 333-275511) on Form S-3 and (Nos. 333-289497, 333-286013, 333-278183, 333-270803, 333-263797, 333-245707, and 333-235241) on Form S-8 of our report dated March 25, 2026, with respect to the consolidated financial statements of TELA Bio, Inc. and subsidiaries.

Philadelphia, Pennsylvania

March 25, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.